UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	April 8, 2013

MFA FINANCIAL, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	1-13991	13-3974868
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File No.)	Identification No.)

350 Park Avenue, 20th Floor, New York, New York 10022

(Address of Principal Executive Office) (Zip Code)

Registrant’s Telephone Number, Including Area Code:	(212) 207-6400

                                Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 8, 2013, MFA Financial, Inc. (“MFA”) entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, UBS Securities LLC, Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the sale of 7,000,000 shares of MFA’s 7.50% Series B Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (the “Series B Preferred Stock”), in a public offering pursuant to a Registration Statement on Form S-3 (File No. 333-170097), as amended (the “Registration Statement”), and a related prospectus, including the related prospectus supplement and pricing term sheet, filed with the Securities and Exchange Commission (the “SEC”). Pursuant to the Underwriting Agreement, MFA granted the Underwriters an option to purchase up to an additional 1,050,000 shares of Series B Preferred Stock solely to cover over-allotments. The offering is expected to close on April 15, 2013. The aggregate net proceeds of the Series B Preferred Stock offering, excluding the proceeds MFA may obtain from the exercise of the over-allotment option, to MFA (after deducting estimated expenses) are expected to be approximately $169,237,500.

MFA made certain customary representations, warranties and covenants concerning MFA and the Registration Statement in the Underwriting Agreement and also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference. The description of the terms of the Underwriting Agreement in this Item 1.01 is qualified in its entirety by reference to Exhibit 1.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

1.1	Underwriting Agreement, dated as of April 8, 2013, among MFA, Morgan Stanley & Co. LLC, UBS Securities LLC, Wells Fargo Securities, LLC and J.P. Morgan Securities LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MFA FINANCIAL, INC.

By:	/s/ Harold E. Schwartz
Name: Harold E. Schwartz
Title: Senior Vice President and General Counsel

Date: April 12, 2013